EXHIBIT 99.1

3D Systems Announces Pricing of Upsized Offering of $400.0 Million of 0% Convertible Senior Notes due 2026

ROCK HILL, South Carolina, Nov. 11, 2021 (GLOBE NEWSWIRE) -- 3D Systems (NYSE: DDD) today announced that it has priced its offering of $400.0 million aggregate principal amount of 0% convertible senior notes due 2026 (the “notes”). The offering size was increased from the previously announced offering size of $350.0 million aggregate principal amount of notes. The issuance and sale of the notes are expected to close on November 16, 2021, subject to customary closing conditions. 3D Systems also granted the initial purchasers of the notes an option to purchase, for settlement within a 13-day period from and including the date on which the notes are first issued, up to an additional $60.0 million aggregate principal amount of notes.

The notes will be senior, unsecured obligations of 3D Systems, will not bear regular interest and the principal amount of the notes will not accrete. The notes will mature on November 15, 2026, unless earlier redeemed, repurchased or converted in accordance with the terms of the notes. At any time prior to the close of business on the business day immediately preceding August 15, 2026, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, 3D Systems will pay cash up to the aggregate principal amount of the notes to be converted and pay or deliver, as the case may be, cash, shares of 3D Systems’ common stock (the “common stock”) or a combination of cash and shares of common stock, at the election of 3D Systems, in respect of the remainder, if any, of 3D Systems’ conversion obligation in excess of the aggregate principal amount of the notes being converted.

The notes will have an initial conversion rate of 27.8364 shares of common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This is equivalent to an initial conversion price of approximately $35.92 per share, which represents a premium of approximately 42.5% over the last reported sale price of 3D Systems’ common stock on The New York Stock Exchange of $25.21 per share on November 11, 2021.

Holders of the notes will have the right to require 3D Systems to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid special interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). 3D Systems will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes or convert their notes that are called for redemption, as the case may be, prior to the maturity date. The notes will be redeemable, in whole or in part, for cash at 3D Systems’ option at any time, and from time to time, on or after November 20, 2024 and before the 41st scheduled trading day immediately preceding the maturity date, but only if the last reported sale price per share of the common stock has been at least 130% of the conversion price then in effect for a specified period of time.

3D Systems estimates that the net proceeds from the offering will be approximately $388 million (or approximately $446 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by 3D Systems.

3D Systems intends to use the net proceeds from the offering for general corporate purposes, which may include potential acquisitions, investments and strategic transactions. From time to time, 3D Systems evaluates potential acquisitions, investments and strategic transactions involving businesses, technologies or products. However, 3D Systems has not designated any specific uses of the proceeds of the offering and except as publicly disclosed, has no current agreements with respect to any material acquisitions, investments or strategic transactions.

The notes are to be offered and sold in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of common stock, if any, into which the notes are convertible in certain circumstances) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of common stock issuable upon conversion of the notes have not been registered under the Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of 3D Systems to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements, including the ability of 3D Systems to consummate the offering of the notes on the expected terms, or at all. In many cases, forward-looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to 3D Systems’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside 3D Systems’ control. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in 3D Systems’ periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon, as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as of the date of the statement. 3D Systems undertakes no obligation to update or review any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise.

3D Systems Corporation
333 Three D Systems Circle
Rock Hill, SC 29730
NYSE:DDD

Investor Contact:	investor.relations@3dsystems.com
Press Contact:	press@3dsystems.com